Exhibit 99.1

ICTV Brands, Inc. Reports

Second Quarter 2015 Financial Results

Conference Call Begins Today at 4:30pm EDT

Wayne, PA -- (Marketwired) – August 6, 2015 – ICTV Brands, Inc. (OTCQX:  ICTV), (CSE: ITV), a direct response marketing and branding company focused on the health, wellness and beauty sector, today reported financial results for the quarter ended June 30, 2015.

Second Quarter 2015 Highlights:

•

Operating income of $287,000

•

Increased current working capital of $2.4MM compared to $1.9MM at year end

•

Adjusted EBITDA of $455,000, excluding non-cash stock-based compensation

•

Revenue from new brands of $425,000

•

Live Home Shopping sales of $222,000

•

Opened up additional sales channels including The Shopping Channel Canada and Groupon

•

Reduced G&A expenses from $1.9MM to $1.4MM

Management Commentary:

Richard Ransom, President, stated, “We are excited with our profitable first half of 2015 and continued investment in the future of ICTV Brands.  During Q2, we had live home shopping events with DermaWand, Derma Brilliance, and Jidue, and are encouraged by additional airings and growth opportunities to come in 2015.  Further, we had our first international third party distributor sale for our Super Solution brand and are hopeful we will continue to open up new markets for all of our brands as the year progresses. Additionally, we are continuing to invest in new creative, production and packaging for both our Jidue and CoralActives brands and expect to relaunch these products with new marketing campaigns in the second half of 2015.

Our team is proud of the progress we’ve made with our portfolio of brands outside of DermaWand, which includes revenues of $660,000 for the first six months of the year.  Further, we have made a conscious effort to reduce our overall operating costs.  With our proven track record with DermaWand, we feel that our overall operating platform and team in place are positioned to promote sustained growth with multiple brands.  While we recognize the short term challenges of launching additional brands and opening new sales channels, we are confident that we are on the right path to bring a significant reward to our long term shareholders.”

Reported Financial Results:

Second Quarter 2015 Compared to Second Quarter 2014:

Revenues for the three months ended June 30, 2015 were $7.2 million, compared to $7.8 million for the three months ended June 30, 2014.  Gross profit margin of 67% was realized in the second quarter 2015, which decreased from 69% in the prior year quarter as a result of changes in the product mix.  Total operating expenses decreased to $4.6 million from $5.2 million during the second quarter of 2014.  When comparing the second quarter of 2015 to 2014, significant quarterly decreases include share based compensation decreases of $225,000, consulting expense reductions of $183,000, customer service expense decreases of $57,000, legal and travel related expenditure decreases of $65,000, merchant fee decreases of $39,000, and product testing decreases of $44,000.  Net income for the second quarter was $287,000, compared to net income of $159,000 in the second quarter of 2014. The resulting EPS for both periods was $0.01.  Adjusted earnings before interest, taxes, depreciation, and amortization (Adjusted EBITDA) was $455,000 as compared to $552,000 for the second quarter of 2014.

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014:

Revenues for the six months ended June 30, 2015 were $16.1 million, compared to $17.6 million for the six months ended June 30, 2014. Gross profit margin of 69% was realized in the first half of 2015, which decreased from 71% in the prior year period as a result of changes in the product mix.  Total operating expenses decreased to $11.1 million from $12.9 million during the six months ended June 30, 2014.  When comparing the six months ended June 30, 2015 to 2014, significant year to date decreases include share based compensation decreases of $262,000, consulting expense reductions of $398,000, customer service expense decreases of $129,000, legal and travel related expenditure decreases of $97,000, merchant fee decreases of $132,000, and product testing decreases of $165,000.  Net income for the six months ended June 30, 2015 was $16,000, compared to a net loss of $356,000 in the six months ended June 30, 2014. The resulting EPS is $0.00, as compared to an EPS loss ($0.02) in the six months ended June 30, 2014. Adjusted EBITDA was $349,000 as compared to $248,000 for six months ended June 30, 2014.

Balance Sheet as of June 30, 2015

As of June 30, 2015, the Company had $957,000 in cash and cash equivalents compared to $1.1 million as of December 31, 2014. The Company’s current working capital increased from $1.9 million at December 31, 2014 to $2.4 million as of June 30, 2015, which demonstrates our strong short term liquidity. Additionally, the Company had no debt obligations at both June 30, 2015 and December 31, 2014.

Conference Call

ICTV will hold a conference call to discuss the Company’s second quarter 2015 results and answer questions today, August 6, 2015, beginning at 4:30pm EDT.  The call will be open to the public and will have a corporate update presented by ICTV's Chairman and Chief Executive Officer, Kelvin Claney, President, Richard Ransom and Chief Financial Officer, Ryan LeBon, followed by a question and answer period.

The live conference call can be accessed by dialing (866) 952-1907 or (785) 424-1826. Participants should ask for the ICTV Brands Earnings Conference Call.  Participants are recommended to dial-in approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately two hours after completion through August 20, 2015. To listen to the replay, dial (800) 839-2871 (domestic) or (402) 271-9155 (international). The conference call transcript will be posted to the Company’s corporate website (http://www.ictvbrands.com) for those who are unable to attend the live call.

ICTV Brands, Inc.

ICTV Brands, Inc. sells various health, wellness and beauty products through a multi-channel distribution strategy. ICTV utilizes a distinctive marketing strategy and multi-channel distribution model to develop, market and sell products through direct response television (DRTV), Internet/digital, e-commerce, live television shopping and retail. Its products are primarily sold in the U.S. and available in over 60 countries. Its products include DermaWand, a skin care device that reduces the appearance of fine lines and wrinkles, and helps improve skin tone and texture, DermaVital, a professional quality skin care line that effects superior hydration, the CoralActives brand of acne treatment and skin cleansing products, and Derma Brilliance, a skin care resurfacing device that helps reduce visible signs of aging, and Good Planet Super Solution, a multi-use cleaning agent. ICTV Brands, Inc. was founded in 1998 and headquartered in Wayne, Pennsylvania.

Non-GAAP Financial Information

Adjusted EBITDA is defined as income from continuing operations before depreciation, amortization, interest expense, interest income, and stock-based compensation.  Adjusted EBITDA is not intended to replace operating income, net income, cash flow or other measures of financial performance reported in accordance with generally accepted accounting principles.  Rather, Adjusted EBITDA is an important measure used by management to assess the operating performance of the Company.  Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies.

Forward-Looking Statements

Forward-Looking Statements. This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words "believe," "anticipate," "estimate," "expect," "intend," "plan," "project," "prospects," "outlook," and similar words or expressions, or future or conditional verbs such as "will," "should," "would," "may," and "could" are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional risks and uncertainties that could impact the Company's forward-looking statements, please see the Company's Annual Report on Form 10-K for the year ended December 31, 2015, including but not limited to the discussion under "Risk Factors" therein, which the Company has filed with the SEC and which may be viewed at http://www.sec.gov.

-- Financial Statement Schedules follow --

ICTV BRANDS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF

	June 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$957,124	$1,097,008
Cash held in escrow	-	547,975
Accounts receivable, net of allowances for returns and doubtful accounts of $226,689 and $316,643, respectively
	814,427	948,014
Inventories, net	2,192,005	1,978,001
Prepaid expenses and other current assets	650,398	631,814
Total current assets	4,613,954	5,202,812

Furniture and equipment	72,008	72,008
Less accumulated depreciation	(46,339)	(42,186)
Furniture and equipment, net	25,669	29,822

Total assets	$4,639,623	$5,232,634

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,679,863	$2,582,936
Severance payable – short-term	26,600	40,800
Deferred revenue – short-term	464,495	660,564
Total current liabilities	2,170,958	3,284,300

Severance payable – long-term	-	6,200
Deferred revenue – long-term	476,242	480,693
Total long-term liabilities	476,242	486,893

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY:
Preferred stock 20,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 24,693,678 and 23,569,399 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	14,483	13,359
Additional paid-in-capital	9,854,058	9,340,645
Accumulated deficit	(7,876,118)	(7,892,563)

Total shareholders’ equity	1,992,423	1,461,441

Total liabilities and shareholders’ equity	$4,639,623	$5,232,634

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	(Unaudited)		(Unaudited)
	For the three months ended		For the six months ended
	June 30, 2015	June 30, 2014	June 30, 2015	June 30, 2014

NET SALES	$7,260,016	$7,817,060	$16,123,932	$17,639,560

COST OF SALES	2,359,966	2,454,307	5,013,098	5,033,939

GROSS PROFIT	4,900,050	5,362,753	11,110,834	12,605,621

OPERATING EXPENSES:
General and administrative	1,413,117	1,874,491	3,070,310	3,822,797
Selling and marketing	3,200,416	3,327,820	8,024,276	9,127,668
Total operating expenses	4,613,533	5,202,311	11,094,586	12,950,465

OPERATING INCOME (LOSS)	286,517	160,442	16,248	(344,844)

INTEREST (EXPENSE) INCOME, NET	113	(1,526)	247	(4,896)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAX	286,630	158,916	16,495	(349,740)

PROVISION FOR INCOME TAXES	-	-	50	6,585

NET INCOME (LOSS)	$286,630	$158,916	$16,445	$(356,325)

NET INCOME (LOSS) PER SHARE
BASIC	$0.01	$0.01	$0.00	$(0.02)
DILUTED	$0.01	$0.01	$0.00	$(0.02)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
BASIC	24,340,451	23,163,316	24,130,481	22,860,959
DILUTED	26,561,329	25,995,925	26,370,421	22,860,959

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.

ICTV BRANDS INC. AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2015 AND 2014

(Unaudited)

	2015	2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$16,445	$(356,325)
Adjustments to reconcile net income (loss) to net cash and cash equivalents (used in) provided by operating activities:
Depreciation	4,153	2,764
Bad debt expense	970,136	1,015,856
Share based compensation	328,724	590,295
Reduction in tax penalties payable	-	(85,933)
Change in assets and liabilities
Accounts receivable	(836,549)	(906,691)
Inventories	(214,004)	(332,994)
Prepaid expenses and other current assets	(36,911)	65,498
Accounts payable and accrued liabilities	(903,073)	51,089
Severance payable	(20,400)	(20,400)
Tax penalties payable	-	(104,067)
Deferred revenue	(200,520)	557,417
Net cash provided by (used in) operating activities	(891,999)	476,509

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of furniture and equipment	-	(10,995)
Net cash used in investing activities	-	(10,995)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of options	91,640	46,280
Proceeds from exercise of warrants	112,500	129,583
Release of collateral on line of credit	500,000	-
Payments on convertible note payable to shareholder	-	(115,000)
Net cash provided by financing activities	704,140	60,863

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(187,859)	526,377

CASH AND CASH EQUIVALENTS, beginning of the period	1,144,983	1,433,102

CASH AND CASH EQUIVALENTS, end of the period	$957,124	$1,959,479

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes paid	$50	$6,585
Tax penalties and interest paid	$-	$104,067
Interest paid	$-	$5,819
Write off of fully depreciated furniture and equipment	$-	$30,928
Conversion of shareholder note payable	$-	$125,000

See accompanying notes to condensed consolidated financial statements as filed on www.sec.gov.